EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

LAREDO PETROLEUM SCHEDULES FOURTH-QUARTER AND FULL-YEAR 2015 EARNINGS CONFERENCE CALL FOR FEBRUARY 17

PROVIDES PRELIMINARY COMMODITY DERIVATIVES AND WEIGHTED-AVERAGE SHARE DETAILS

Fourth-Quarter and Full-Year 2015 Conference Call
Wednesday, February 17, 2016
7:00 a.m. CT (8:00 a.m. ET)
Dial-in number: 877.930.8286
International dial-in number: 253.336.8309
Conference Code: 36181178

TULSA, OK - January 25, 2016 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or the “Company”) will host a conference call on Wednesday, February 17, 2016 at 7:00 a.m. CT (8:00 a.m. ET) to discuss its fourth-quarter and full-year 2015 financial and operating results. Laredo plans to release earnings on Tuesday, February 16, 2016 after market close. The Company also announces preliminary results for its commodity derivatives for fourth-quarter and full-year 2015 and its basic and diluted weighted-average shares outstanding.

Conference Call
Laredo invites interested parties to listen to the call via the Company’s website at www.laredopetro.com, under the tab for “Investor Relations.” Individuals who would like to participate on the call should dial the applicable dial-in number approximately 10 minutes prior to the scheduled conference time, and enter the conference code listed above. A telephonic replay will be available approximately two hours after the call on February 17, 2016 through Wednesday, February 24, 2016. Participants may access this replay by dialing 855.859.2056, using conference code 36181178.

Commodity Derivatives
For the three months ended December 31, 2015, Laredo expects to report a gain on derivatives of approximately $72.5 million, including approximately $79.4 million net cash received on settlements of matured derivatives. For the 12 months ended December 31, 2015, the Company expects to report a gain on derivatives of approximately $214.3 million, including approximately $255.3 million net cash received on settlements of matured derivatives. Although management does not expect these numbers to change, they are preliminary and unaudited.

Laredo maintains an active hedging program to reduce the variability in its anticipated cash flow due to fluctuations in commodity prices. At December 31, 2015, the Company had hedges in place for 2016 for 6,523,800 barrels of oil at a weighted-average floor price of $70.84 per barrel, representing approximately 85% to 90% of anticipated oil production for 2016. The Company had also hedged 18,666,000 million British thermal units (“MMBtu”) of natural gas for 2016 at a weighted-average floor price of $3.00 per MMBtu, representing approximately 70% to 75% of anticipated natural gas production for 2016.
At December 31, 2015, for 2017, the Company had hedged 2,628,000 barrels of oil at a weighted-average floor price of $77.22 per barrel and 5,475,000 MMBtu of natural gas at a weighted-average floor price of $3.00 per MMBtu. Subsequently, the Company hedged an additional 8,040,000 MMBtu of natural gas for 2017 and currently has 13,515,000 MMBtu of natural gas hedged at a weighted-average floor price of $2.70 per MMBtu for 2017.
Laredo records all derivatives on its balance sheet as either assets or liabilities measured at their estimated fair value. Laredo has not designated any derivatives as hedges for accounting purposes and Laredo does not enter into such instruments for speculative trading purposes. Gain (loss) on derivatives is reported under “Non-operating income (expense)” in Laredo’s consolidated statements of operations.

Weighted-Average Shares Outstanding
For the three months ended December 31, 2015, basic and diluted weighted-average shares outstanding were approximately 211.255 million and 214.359 million, respectively, and for the 12 months ended December 31, 2015, basic and diluted weighted-average shares outstanding were approximately 199.158 million and 202.216 million, respectively.

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, NGL and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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